COMPANY CONTACT:
                                       Checkpoint Systems, Inc.
                                       Craig Burns
                                       Chief Financial Officer
                                       (856) 848-1800
                                   INVESTOR RELATIONS CONTACTS:
                                        Marco Lima, Lindsay Hatton
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600
                                   PRESS CONTACT:
                                        Scot Hoffman
FOR IMMEDIATE RELEASE                   Morgen-Walke Associates, Inc.
                                        (212) 850-5600


                     CHECKPOINT SYSTEMS, INC. ANNOUNCES APPOINTMENT
                    OF GEORGE OFF AS INTERIM CHIEF EXECUTIVE OFFICER

Thorofare, NJ, June 24, 2002 - Checkpoint Systems, Inc. (NYSE: CKP) announced today that it has appointed George Off as Interim Chief Executive Officer. Mr. Off will succeed Michael Smith, who is resigning effective July 15th to pursue other opportunities. Mr. Off will work closely with Mr. Smith to ensure a smooth transition of responsibilities, and Mr. Smith will continue his association with the company as a consultant.

"Michael has made tremendous contributions during his tenure at Checkpoint. We wish him success in his future endeavors," commented R. Keith Elliott, Chairman of the Board. "With over 40 years of experience in retail marketing and management, we are confident in George's ability to provide strong leadership for Checkpoint until a permanent CEO is appointed," added Mr. Elliott.

A member of Checkpoint's Board of Directors, Mr. Off is a founder and former Chairman and Chief Executive Officer of Catalina Marketing Corporation (NYSE:
POS) and a 40-year veteran in the retail marketing industry. Catalina Marketing is a $400 million multinational company that provides targeted marketing solutions for consumer goods companies, pharmaceutical manufacturers and retailers. During his career, Mr. Off also held executive positions at Lucky Stores, Inc. and Safeway Stores, Inc. He is a member of the Food Merchandisers' Education Council and also a member of the Board of Directors of Telephone and Data Systems, Inc., The SPAR Merchandising Group, and Eckerd College.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security, and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.